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                                                                   Exhibit 23.3


                          Independent Auditors' Consent

The Board of Directors
Liberty Satellite & Technology, Inc.:

We consent to the use of our report dated February 12, 2003, except as to notes 9 and 21 to the consolidated financial statements, which are as of March 28, 2003, with respect to the consolidated balance sheets of Liberty Satellite & Technology, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets in 2002.


KPMG LLP

Denver, Colorado
September 12, 2003